EXHIBIT 99.01

Press release describing the company’s business accomplishments during the current year and our plans for the future.

Nhale Announces Accomplishments for Current Year and Future Plans

HOUSTON, TX – September 16, 2014 – Nhale today announces 2014 has been an exciting year for the company. Nhale’s business viewpoint includes the firm belief that innovation drives profitability, especially for growth-stage organizations entering emerging industries. This belief continues to guide the company as it partners, develops and sells leading edge consumer-oriented products primed for rapid commercialization. This thought process will continue to move Nhale forward as it look towards the future.

Nhale’s review of its results and plans for the future included:

•	The company’s accomplishments
•	Nhale’s strategic partnerships
•	The next steps

Nhale’s accomplishments

Nhale entered into the vaporizing space with a revolutionary product at a competitive price, the portable Nhale vaporizer pen in a multi-use kit. The market for these products is growing rapidly and is estimated to have more than 2.5 million consumers in the U.S. alone.

Nhale’s all-purpose set includes everything needed to vaporize dry herbs, waxes, e-liquids and oils. Comparable to much higher priced vape pens, the Nhale vaporizer features interchangeable parts for dry leaf material and a glass chamber for essential oils and concentrates in an elegant, lightweight pen-style vape.

In July, 2014, Nhale brought a new distributor on board who placed an initial 10,000 unit order and since has signed a variety of retailers who will sell Nhale’s vape pen kits, including twelve new retail locations in Greater Houston.

“Nhale has developed a considerable number of partnerships with retailers within a short time, positioning Nhale as a viable competitor in the market,” said Lance Williams, President and CEO of Nhale. He added, “It was gratifying to find innovative companies that share the same vision as Nhale, allowing the resulting synergies to begin moving us to the forefront.”

Nhale’s strategic partnerships

Strategic partnerships have played an important role in Nhale’s growth objectives. In June, 2014, Nhale was present at the first Weedstock Cannabis Investor Conference in Colorado. There the company made numerous connections with market leaders and explored business prospects. This significant conference was a great opportunity for Nhale to explore how the industry is evolving and helped the company identify opportunities to gain a larger footprint in this rapidly expanding market.

Williams said, “Nhale will continue to form strategic relationships and partnerships that are in line with our business model. I believe this is the strategy that will assist Nhale in gaining momentum in a very competitive industry and most importantly contribute to shareholder value.”

The next step

Nhale has experienced success with the Nhale vaporizer pen and the company is now shifting focus to a larger area of the space. With the help of industry experts, the company is currently exploring other innovations in the legal marijuana market that will set Nhale apart.

Nhale vaporizer pens will still be available through its retail partners.

Nhale’s focus is shifting to cultivation, one of the most promising industry trends, and the company is immediately entering the grow container technology space. Grow containers are climate-controlled indoor agricultural chambers designed to create an ideal year-round growing environment. The containers provide consistency in the cultivation process, crucial to the exacting requirements of the exploding medical-grade cannabis market. “We are confident this change will allow for more business flexibility and increase the potential for company growth,” said Williams.

Through strategic partnerships and engaging in responsible business operations, Nhale is poised to become a leading provider of cultivation systems. The company’s success can only strengthen as more state legislatures legalize marijuana. As it grows, Nhale will stay true to its mission of providing consumers improved and more versatile options over existing products, offering its products in a responsible manner and maintaining the highest ethical standards in all business endeavors.

Williams said, “This will be a developing story and we plan to keep shareholders aware of our progress through periodic media releases.”

“We believe innovation is the key to success, and we are excited about what Nhale will be able to accomplish in 2014 and beyond. We are pleased with our accomplishments, our partnerships and most importantly our future,” Williams added.

About Nhale, Inc. (OTCQB: NHLE)

Nhale™ is a technology company that plans to launch commercial products in the consumer space while focusing on two significant trends occurring in the U.S. and around the world:

▪	The adoption of vaporizing and electronic cigarettes, or ecigs, by the world's 1 billion+ smokers, and
▪	The decriminalization and legalization of marijuana for medicinal or recreational purposes.

More information about Nhale is found at www.nhaleinc.com and www.sec.gov.

Forward-Looking Statements

Certain information provided in this press release constitutes forward-looking statements. The words "anticipate", "expect", "project", "estimate", "forecast" and similar expressions are intended to identify such forward-looking statements. The reader is cautioned that assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be incorrect. Actual results achieved during the forecast period will vary from the information provided herein as a result of numerous known and unknown risks and uncertainties and other factors. You can find a discussion of those risks and uncertainties in our EDGAR securities filings with the Securities and Exchange Commission. Such factors include, but are not limited to: general economic, market and business conditions; fluctuations in the marijuana market; the results of product development and the result of our efforts to develop strategic relationships, partnerships and potential acquisitions that are in line with our business model; outcome of partnership negotiations; the uncertainty of market estimates; changes in environmental and other regulations; risks associated with retail operations; and other factors, many of which are beyond the control of the Company. There is no representation by Nhale that actual results achieved during the forecast period will be the same in whole or in part as those forecast. Except as may be required by applicable securities laws, Nhale assumes no obligation to publicly update or revise any forward-looking statements made herein or otherwise, whether as a result of new information, future events or otherwise.

For more information, contact:

Nhale, Inc.

Lance Williams, President and CEO

281-671-6877